Exhibit 3.2

State of Indiana

Office of the Secretary of State

CERTIFICATE OF AMENDMENT

OF

PATRICK INDUSTRIES, INC.

I, TODD ROKITA, Secretary of State of Indiana, hereby certify that Articles of Amendment of the above For-Profit Domestic Corporation have been presented to me at my office, accompanied by the fees prescribed by law and that the documentation presented conforms to law as prescribed by the provisions of the Indiana Business Corporation Law.

NOW, THEREFORE, with this document I certify that said transaction will become effective Thursday, December 13, 2007.

[SEAL]	In Witness Whereof, I have caused to be affixed my signature and the seal of the State of Indiana, at the City of Indianapolis, December 13, 2007. /s/ Todd Rokita TODD ROKITA, SECRETARY OF STATE

[SEAL]	ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION State Form 38333 (R10 /1-03) Approved by State Board of Accounts, 1995	TODD ROKITA SECRETARY OF STATE CORPORATIONS DIVISION 302 W. Washington St., Rm. E018 Indianapolis, IN 46204 Telephone: (317) 232-6576

INSTRUCTIONS	Use 8 1/2” x 11” white paper for attachments Present original and one copy to address in upper right hand corner of this form. Please TYPE or PRINT Please visit our office on the web at www.sos.in.gov	Indiana Code 23-1-38-1 et seq. Filing Fee: $30.00

ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION
Name of Corporation Patrick Industries, Inc.	Date of Incorporation January 3, 1961

The undersigned officers of the above referenced Corporation (hereinafter referred to as the “Corporation”) existing pursuant to the provisions of (indicate appropriate act)

Indiana Business Corporation Law              ☐ Indiana Professional Corporation Act of 1983

as amended (hereinafter referred to as the “Act”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

ARTICLE I Amendment(s)

The exact text of Article(s) V of the Articles of Incorporation is now as follows:

The total number of shares which the Corporation shall have the authority to issue is twenty-one million (21,000,000), consisting of one million (1,000,000) shares of Preferred Stock, without par value, and twenty million (20,000,000) shares of Common Stock, without par value.

ARTICLE II
Date of each amendment’s adoption: November 29, 2007

(Continued on the reverse side)

ARTICLE III Manner of Adoption and Vote

Mark applicable section: NOTE – Only in limited situations does Indiana law permit an Amendment without shareholder approval. Because a name change requires shareholder approval, Section 2 must be marked and either A or B completed.

☐ SECTION 1 This amendment was adopted by the Board of Directors or Incorporators and shareholder action was not required.

SECTION 2 The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by: (Shareholder approval may be by either A or B.)

A. Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

5,997,177	Shares entitled to vote.
5,532,386	Number of shares represented at the meeting.
5,368,593	Shares votes in favor.
159,381	Shares voted against.
B. Unanimous written consent executed on __________, 20__ and signed by all shareholders entitled to vote.
ARTICLE IV Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 12th day of December, 2007.
Signature of current officer or chairman of the board /s/ Andy L. Nemeth	Printed name of officer or chairman of the board Andy L. Nemeth
Signature title Chief Financial Officer